An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PART I – INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular

Subject to Completion Dated March __, 2020

CLICKSTREAM CORPORATION
1801 Century Park East
Suite 1201
Los Angeles, CA 90067
Telephone:
Website: www.clickstream.technology

7374	46-5582243
Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification Number)

We are offering 100,000,000 shares of our common stock at a price of $0.02 per share, in a self-underwritten best-efforts public offering for gross proceeds of $2,000,000. The offering will terminate one year from the date of this offering circular. We plan to commence sales of our common stock as soon as the Regulation A Offering Statement of which this offering circular is a part is qualified by the U.S. Securities and Exchange Commission. See, “Description Of Securities We Are Offering”, page __, and Plan of Distribution, page __, of this offering circular. We are using the Form 1-A disclosure format in this offering circular.

Investment in our common stock involves a high degree of risk. See, “Risk Factors”, beginning on page 4 of this offering circular.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

Price to the Public	Underwriting discount and commissions	Proceeds we will receive
$0.02 per share	$0.00	$0.02
$2,000,000 total	$0.00	$2,000,000

Legends or information required by the laws of the states in which we intend to offer our common stock are set forth following the Table of Contents.

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LEGENDS OR INFORMATION REQUIRED BY STATE LAWS

[To be filed by amendment]

USE OF PRONOUNS AND OTHER WORDS

The pronouns “we”, “us”, “our” and the equivalent used in this offering circular mean Clickstream Corporation. In the footnotes to our financial statements, the “Company” means Clickstream Corporation. The pronoun “you” means the reader of this offering circular.

SUMMARIES OF REFERENCED DOCUMENTS

This offering circular contains references to, summaries of and selected information from agreements and other documents. These agreements and other documents are not incorporated by reference; but, are filed as exhibits to our Regulation A Offering Statement of which this offering circular is a part and which we have filed with the U.S. Securities and Exchange Commission. We believe the summaries and selected information provide all material terms from these agreements and other documents. Whenever we make reference in this offering circular to any of our agreements and other documents, you should refer to the exhibits filed with our Regulation A Offering Statement of which this offering circular is a part for copies of the actual agreement or other document. See “Where You Can Find Additional Information About Us” for instructions as to how to access and obtain these agreements and other documents.

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FORWARD-LOOKING STATEMENTS

This offering circular contains forward–looking statements that involve risks and uncertainties. We use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, or “may”, or other such words, verbs in the future tense and words and phrases that convey similar meaning and uncertainty of future events or outcomes to identify these forward–looking statements. There are a number of important factors beyond our control that could cause actual results to differ materially from the results anticipated by these forward–looking statements. While we make these forward–looking statements based on various factors and using numerous assumptions, you have no assurance the factors and assumptions will prove to be materially accurate when the events they anticipate actually occur in the future.

The forward–looking statements are based upon our beliefs and assumptions using information available at the time we make these statements. We caution you not to place undue reliance on our forward–looking statements as (i) these statements are neither predictions nor guaranties of future events or circumstances, and (ii) the assumptions, beliefs, expectations, forecasts and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward–looking statement to reflect developments occurring after the date of this offering circular.

YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS OFFERING CIRCULAR

You should rely only on the information contained in this offering circular. We have not authorized anyone to provide information different from that contained in this offering circular. We will sell our shares only in jurisdictions where such sale and distribution is permitted. The information contained in this offering circular is accurate only as of the date of this offering circular regardless of the time of delivery of this offering circular or the distribution of our common stock.

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Summary of Information in Offering Circular

Our common stock is publicly traded in the over-the-counter market under the ticker or trading symbol “CLIS”. We provide disclosure pursuant to the Alternative Reporting Standard Disclosure Guidelines which is available on otcmarkets.com. On March 20, 2020, the high, low and closing prices of our common stock as quoted at OTCMarkets.com were $.035, $.035 and $.035. We are offering 100,000,000 shares of our common stock at a price of $0.02 per share in a self-underwritten, best efforts offering.

We have commenced operations but do not maintain a corporate office as of the date of this offering circular. We plan to use the net proceeds from the offering for repayment of notes, payment of outstanding liabilities, salary and related compensation, application development, marketing expense, cash prizes for games and working capital.

Investment in our common stock involves a high degree of risk. See, “Risk Factors”, the next following section.

Risk Factors

In addition to the forward-looking statements and other comments regarding risks and uncertainties included in the description of our business and elsewhere in this offering circular, the following risk factors should be carefully considered when evaluating our business and prospects, financial and otherwise. Our business, financial condition and financial results could be materially and adversely affected by any of these risks. The following risk factors do not include factors or risks which may arise or result from general economic conditions that apply to all businesses in general or risks that could apply to any issuer or any offering.

Risks Relating to our Business Model

Our lack of operating history makes it difficult for you to evaluate the merits of purchasing our common stock.

We are a development-stage enterprise. Our product is not market ready and we have no arrangements in place for marketing of our product. We have made no sales and have incurred operating losses since inception. Our lack of sales does not provide a sufficient basis for you to assess our business and prospects. You have no assurance we will be able to generate sufficient revenues from our business to reach a break-even level or to become profitable in future periods. Without sufficient revenues, we may be unable to create value in our common stock, to pay dividends and to become a going concern. We are subject to the risks inherent in any new business with a new product in a highly competitive marketplace. You must consider the likelihood of our success in light of the problems, uncertainties, unexpected costs, difficulties, complications and delays frequently encountered in developing and expanding a new business and the competitive environment in which we plan to operate. If we fail to successfully address these risks, our business, financial condition and results of operations would be materially harmed. Your purchase of our common stock should be considered a high risk investment because of our unseasoned, early stage business which may likely encounter unforeseen costs, expenses, competition and other problems to which such businesses are often subject.

If we lose key personnel or are unable to attract and retain qualified personnel, our business could be harmed and our ability to compete could be impaired.

Our success will depend to a significant degree upon the contributions of our management team which we will need to build. If we lose the services of one or more of our key members, we may be unable to achieve our business objectives. Additionally, we may be unable to attract and retain personnel with the advanced technical qualifications or managerial experience necessary for the development of our business and planned expansion into areas and activities requiring additional expertise, due to intense competition for qualified personnel among technology-based businesses.

Our results of operations may be negatively impacted by the coronavirus outbreak.

In December 2019, the 2019 novel coronavirus surfaced in Wuhan, China. The World Health Organization declared a global emergency on January 30, 2020, with respect to the outbreak and many countries, including the United States, Japan and Australia have initiated significant restrictions on business operations. The impacts of the outbreak are unknown and rapidly evolving.

A widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could impact demand for our technology and products. The future impact of the outbreak is highly uncertain and cannot be predicted and there is no assurance that the outbreak will not have a material adverse impact on the future results of the Company. The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus.

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Risk of expanding operations and management of growth.

We expect to experience rapid growth which will place a significant strain on our financial and managerial resources. In order to achieve and manage growth effectively, we must establish, improve and expand our operational and financial management capabilities. Moreover, we will need to increase staffing and effectively train, motivate and manage our employees. Failure to manage growth effectively could harm our business, financial condition or results of operations.

Operating results may significantly fluctuate from quarter to quarter and year to year.

We expect that a significant portion of our revenues for the foreseeable future will be from sponsorships and advertising as well as subscriptions. The timing of revenue in the future will depend to some extent upon the signing of sponsorship deals and the obtaining of advertising. In any one fiscal quarter we may receive multiple or no payments from our sponsors or advertisers. As a result, operating results may vary substantially from quarter to quarter, and thus from year to year. Revenue for any given period may be greater or less than revenue in the immediately preceding period or in the comparable period of the prior year.

If we are unable to hire qualified personnel, our ability to implement our business strategy and our operating results will likely be materially adversely affected.

Our personnel are now limited to two executive officers. We must hire significant additional numbers of qualified personnel if we are to achieve our business plan. Salary and benefits of such additional personnel can be expected to place significant stress on our financial condition. And, the availability of such qualified personnel may be limited. You have no assurance we will be able to attract and retain qualified personnel in sufficient numbers to adequately staff our business operations.

If we are unable to effectively manage our growth, our ability to implement our business strategy and our operating results will likely be materially adversely affected.

Implementation of our business plan will likely place a significant strain on our management who must develop administrative, operating and financial infrastructures. To manage our business and planned growth effectively, we must successfully develop, implement, maintain and enhance our financial and accounting systems and controls, identify, hire and integrate new personnel and manage expanded operations. Our failure to do so could either limit our growth or cause our business to fail.

Because we have not introduced any of our products and services, you have limited information upon which you can evaluate our business.

We have not yet launched any of our products. Accordingly, you cannot evaluate our business based on operating history as an indication of our future performance. As a young company in the rapidly evolving online entertainment market, we face risks and uncertainties relating to our ability to successfully implement our business plan. These risks include our ability to:

●	develop and expand our content and services;

●	attract an audience to our Web sites;

●	develop strategic relationships; and

●	develop and upgrade our technology.

If we are unsuccessful in addressing these risks and uncertainties, we will not be able to successfully implement our business plan and our stock price will decline.

We may fail to meet market expectations because of fluctuations in our quarterly operating results which would cause our stock price to decline.

Our revenues and costs will be different to predict. This is likely to result in significant fluctuations in our quarterly results. Because of our lack of operating history, we anticipate that securities analysts and investors will have difficulty in accurately forecasting our results. It is possible that our operating results in some quarters will be below market expectations. In this event, the price of our common stock is likely to decline.

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The following are among the factors that could cause significant fluctuations in our operating results:

●	the number of users on, and the frequency of their use of, our Web sites;

●	our ability to attract and retain advertisers and sponsors;

●	the expiration or termination of our strategic relationships;

●	system outages, delays in obtaining new equipment or problems with planned upgrades;

●	our ability to successfully expand our online entertainment offerings beyond the games and game show sector;

●	the introduction of new or enhanced services by us or our competitors;

●	changes in our advertising rates or advertising rates in general, both on and off the Internet; and

●	changes in general economic and market conditions, including seasonal trends, that have an impact on the demand for Internet advertising.

We may not be able to adjust our operating expenses in order to offset any unexpected revenue shortfalls.

Our operating expenses will be based on our expectations of our future revenues. We intend to expend significant amounts in the short term, particularly to build brand awareness. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we fail to substantially increase our revenues, then our financial condition and results of operations would be materially adversely affected.

If we do not develop and enhance our brand, we will not be able to establish our customer base or build our revenues.

The development of our brand is critical to our ability to establish our user base and build our revenues. In order to attract users and advertisers, we intend to expend funds for creating and maintaining brand loyalty. We plan to use a combination of social media, print and Web-based advertising to promote our brand. If we fail to advertise and market our brand effectively, we will lose users and our revenues will decline.

Our success in promoting and enhancing our brand will also depend on our success in providing high quality content, features and functions that are attractive and entertaining to users of online game shows and multi-player games. If visitors to our Web sites, advertisers or sponsors do not perceive our services to be of high quality, the value of the brand could be diminished, we will lose users and our revenues will decline.

Our advertising pricing model, which is based partly on the number of advertisements delivered to our users, may not be successful.

Different pricing models are used to sell advertising on the Internet. The models we adopt may prove to not be the most profitable. To the extent that we do not meet the minimum guaranteed impressions that we may be required to deliver to users under our advertising contracts, we defer recognition of the corresponding revenues until we achieve the guaranteed impression levels. To the extent that minimum guaranteed impression levels are not achieved, we may be required to provide additional impressions after the contract term, which would reduce our advertising inventory in subsequent periods.

In addition, since advertising impressions may be delivered to a user’s Web browser without regard to user activity, advertisers may decide that a pricing model based on user activity is preferable. As a result, we cannot accurately project our future advertising rates and revenues. If we are unable to adapt to new forms of Internet advertising or we do not adopt the most profitable form, our advertising revenues could be adversely affected.

We may not be able to track the delivery of advertisements on our network in a way that meets the needs of our advertisers.

It is important to our advertisers that we accurately measure the delivery of advertisements on our network and the demographics of our user base. Companies may choose to not advertise on our Web sites or may pay less for advertising if they do not perceive our ability to track and measure the delivery of advertisements to be reliable. We depend on third parties to provide us with many of these measurement services. If they are unable to provide these services in the future, we would need to perform them ourselves or obtain them from another provider. We could incur significant costs or experience interruptions in our business during the time we are replacing these services. In addition, if successful, legal initiatives related to privacy concerns could also prevent or limit our ability to track advertisements.

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Our business may suffer if we have difficulty retaining users on our Web sites.

Our business and financial results are also dependent on our ability to retain users on our Web sites. In any particular month, many of the visitors to our sites may not be registered users and many of our registered users may not visit our sites. We believe that intense competition will cause some of our registered users to seek online entertainment on other sites and spend less time on our sites. It will be relatively easy for our users to go to competing sites and we cannot be certain that any steps we take will maintain or improve our retention of users. In addition, some new users may decide to visit our Web sites out of curiosity regarding the Internet and may later discontinue using Internet entertainment services. If we are unable to retain our user base, the demand for advertising on our Web sites may decrease and our revenues may decline.

We face risks associated with international operations.

We currently plan to operate outside the United States.

Our business internationally will be subject to a number of risks. These include:

●	linguistic and cultural differences;

●	inconsistent regulations and unexpected changes in regulatory requirements;

●	differing technology standards that would affect the quality of the presentation of our games to our users;

●	potentially adverse tax consequences;

●	wage and price controls;

●	political instability and social unrest;

●	uncertain demand for electronic commerce;

●	uncertain protection of our intellectual property rights; and

●	imposition of trade barriers.

We have no control over many of these matters and any of them may adversely affect our ability to conduct our business internationally.

Currency fluctuations and exchange control regulations may adversely affect our business.

Our reporting currency is the United States dollar. Our customers outside the United States, however, will be generally billed in local currencies. Our accounts receivable from these customers and overhead assets will decline in value if the local currencies depreciate relative to the United States dollar. Although we may enter into hedging transactions, we may not be able to do so effectively. In addition, any currency exchange losses that we suffer may be magnified if we become subject to exchange control regulations restricting our ability to convert local currencies into United States dollars.

Competition in the online entertainment industry is intense and a failure to adequately respond to competitive pressure could result in lower revenues.

There are many companies that provide Web sites and online destinations targeted to audiences seeking various forms of entertainment content. All of these companies will compete with us for visitor traffic, advertising dollars and sponsorships. This competition is intense and is expected to increase significantly in the future as the number of entertainment-oriented Web sites continues to grow. Our success will be largely dependent upon the perceived value of our content relative to other available entertainment alternatives, both online and elsewhere.

Increased competition could result in:

●	lower profit margins;

●	lower advertising or sponsorship rates;

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●	loss of visitors or visitors spending less time on our sites;

●	reduced page views or advertising impressions; and

●	loss of market share.

Many of our potential competitors, in comparison to us, have:

●	longer operating histories;

●	greater name recognition in some markets;

●	larger customer bases; and

●	significantly greater financial, technical and marketing resources.

These competitors may also be able to:

●	undertake more extensive marketing campaigns for their brands and services;

●	adopt more aggressive advertising pricing policies;

●	use superior technology platforms to deliver their products and services; and

●	make more attractive offers to potential employees, distribution partners, sponsors, advertisers and third-party content providers.

Our plans to expand our entertainment business beyond our core game show sites may not be successful.

We cannot predict whether we will be able to successfully expand into online entertainment businesses other than as set forth in our business plan described below. Expanding our business will require us to expend significant amounts of capital to be able to contend with competitors that have more experience than we do in these businesses and may also have greater resources to devote to these businesses. Also, our management may have to divert a disproportionate amount of its attention away from our day-to-day core business and devote a substantial amount of time expanding into new areas. If we are unable to effectively expand our business or manage any such expansion, our financial results will suffer, and our stock price will decline.

If we are not able to adapt as Internet technologies and customer demands continue to evolve, we may become less competitive and our business will suffer.

We must adapt to rapidly evolving Internet technologies by continually enhancing our existing services and introducing new services to address our customers’ changing demands. We expect to incur substantial costs in modifying our services and infrastructure and in recruiting and hiring experienced technology personnel to adapt to changing technology affecting providers of Internet services. If we cannot hire the necessary personnel or adapt to these changes in a timely manner or at all, we will not be able to meet our users’ demands for increasingly sophisticated entertainment and we will become less competitive. As a result, our revenues would decline, and our business will suffer.

Changes in government regulation could adversely affect our business.

Changes in the legal and regulatory environment that pertains to the Internet could result in a decrease in our revenues and an increase in our costs. New laws and regulations may be adopted. Existing laws may be applied to the Internet and new forms of electronic commerce. New and existing laws may cover issues like:

●	sales and other taxes;

●	pricing controls;

●	characteristics and quality of products and services;

●	consumer protection;

●	cross-border commerce;

●	libel and defamation; and

●	copyright, trademark and patent infringement.

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Customer uncertainty and new regulations could increase our costs and prevent us from delivering our products and services over the Internet. It could also slow the growth of the Internet significantly. This could delay growth in demand for our products and limit the growth of our revenues.

Our games and game shows are subject to gaming regulations that are subject to differing interpretations and legislative and regulatory changes that could adversely affect our ability to grow our business.

We operate online games of skill and chance that are regulated in many jurisdictions and, in connection therewith, we will reward prizes to the participants. The selection of prize winners is sometimes based on chance, although none of our games requires any form of monetary payment. The laws and regulations that govern our games, however, are subject to differing interpretations in each jurisdiction and are subject to legislative and regulatory change in any of the jurisdictions in which we offer our games. If such changes were to happen, we may find it necessary to eliminate, modify or cancel components of our products that could result in additional development costs and the possible loss of revenue.

User concerns and government regulations regarding privacy may result in a reduction in our user traffic.

Web sites sometimes place identifying data, or cookies, on a user’s hard drive without the user’s knowledge or consent. Our company and many other Internet companies use cookies for a variety of different reasons, including the collection of data derived from the user’s Internet activity. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts. Most currently available Web browsers allow users to remove cookies at any time or to prevent cookies from being stored on their hard drive. In addition, some privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. For example, the European Union and the State of California recently adopted privacy regulations that would limit the collection and use of information regarding Internet users. These efforts will limit our ability to target advertising or collect and use information regarding the use of our Web sites, which would reduce our revenues. Fears relating to a lack of privacy could also result in a reduction in the number of our users.

We may be liable for the content we make available on the Internet.

We plan to make content available on our Web sites and on the Web sites of our advertisers and distribution partners. The availability of this content could result in claims against us based on a variety of theories, including defamation, obscenity, negligence, copyright or trademark infringement. We could also be exposed to liability for third-party content accessed through the links from our sites to other Web sites. We may incur costs to defend ourselves against even baseless claims and our financial condition could be materially adversely affected if we are found liable for information that we make available. Implementing measures to reduce our exposure to this liability may require us to spend substantial resources and limit the attractiveness of our service to users.

The technical performance of our Web sites will be critical to our business and to our reputation.

The computer systems that will support our Web sites will be acquired and maintained by us at significant expense. We may not be able to successfully design and maintain our systems in the future. We also will license communications infrastructure software. Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of our Web sites, could result in reduced user traffic and reduced revenue. We may experience slower response times and interruptions in service because of equipment or software down time related to the high volume of traffic on our Web sites and our need to deliver frequently updated information to our users. We cannot assure you that we will be able to expand our systems to adequately accommodate our growing user base. We could also be affected by computer viruses, electronic break-ins from unauthorized users, or other similar disruptions or attempts to penetrate our online security systems. Any secure provider system disruption or failure, security breach or other damage that interrupts or delays our operations could harm our reputation and cause us to lose users, advertisers and sponsors and adversely affect our business and operations.

Our users will depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. These providers have had interruptions in their services for hours and, in some cases, days, due to system failures unrelated to our systems. Any future interruptions would be beyond our control to prevent and could harm our reputation and adversely affect our business.

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We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others.

We do not currently maintain patents on our technology and others may be able to develop similar technologies in the future. We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property that we will develop as critical to our success. We will rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, partners and others to protect our intellectual property rights. Unauthorized use of our intellectual property by third parties may adversely affect our business and our reputation. It may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. Our multi-user games will run on proprietary software systems developed by us at significant expense. Nonetheless, we do not plan to maintain patents on our technology and others may be able to develop similar technologies in the future.

We cannot be certain that our products will not infringe valid patents, copyrights, trademarks or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Disputes concerning the ownership of rights to use intellectual property could be costly and time consuming to litigate, may distract management from other tasks of operating our business, and may result in our loss of significant rights and the loss of our ability to effectively operate our business.

Risks relating to our Capital Structure

There has been a limited public market for our Common Stock prior to this Offering, and an active market in which investors can resell their shares may not develop.

Prior to this Offering, there has been a limited market for our shares on the OTC Markets. We cannot predict the extent to which an active market for our shares will develop or be sustained after this Offering, or how the development of such a market might affect the market price of our shares. The initial offering price of our shares in this Offering may not in any way be indicative of the price at which our shares will trade following the completion of this Offering.

Our charter documents and Nevada law may inhibit a takeover that stockholders may consider favorable.

Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline.

You will suffer immediate and substantial dilution.

The initial public offering price per share will significantly exceed our pro forma net tangible book value per share as of December 31, 2019 of $(0.0146). Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment.

We do not plan to pay dividends in the foreseeable future, and, as a result, stockholders will need to sell shares to realize a return on their investment.

We have not declared or paid any cash dividends on our capital stock since inception. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, you will need to sell your shares of common stock in order to realize a return on your investment and you may not be able to sell your shares at or above the price you paid for them.

Our Series A Convertible Preferred Stock contains Anti-Dilution Protection

The holders of our Series A Convertible Preferred Stock have anti-dilution rights protecting their interest in the company from the issuance of any additional shares of capital stock (such as the issuance of shares of Common Stock pursuant to this offering) for a two year period following conversion of the Preferred Common Stock calculated at the rate of 80% on a fully dilated basis. The anti-dilution provision may have the effect of making it more difficult for the Company to raise funds for the period that such provision is in effect.

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We will need to raise additional capital that may not be available on acceptable terms.

We will require substantial additional capital over the next several years in order to implement our business plan. We expect capital outlays and operating expenditures to increase as we expand our product offerings and marketing activities. Our business or operations may change in a manner that would consume available funds more rapidly than anticipated, and substantial additional funding may be required to maintain operations, fund expansion, develop new or enhanced products or services, acquire complementary products, businesses or technologies or otherwise respond to competitive pressures and opportunities.

We will raise additional capital through a variety of sources, including the public equity markets, additional private equity financings, collaborative arrangements and/or private debt financings. Additional capital may not be available on terms acceptable to us, if at all. If additional capital is raised through the issuance of equity securities, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to those of the holders of our common stock. If we raise additional capital through the issuance of debt securities, the debt securities would have rights, preferences and privileges senior to holders of common stock, and the terms of that debt could impose restrictions on our operations.

We note that there is significant uncertainty from the affect that the novel coronavirus may have on the availability, cost and type of financing.

If you invest in our stock, your investment may be disadvantaged by future funding, if we are able to obtain it.

To the extent we obtain funding by issuance of common stock or securities convertible into common stock, you may suffer significant dilution in percentage of ownership and, if such issuances are below the then value of stockholder equity, in stockholder equity per share. In addition, any debt financing we may secure could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital with which to pursue our business plan, and to pay dividends. You have no assurance we will be able to obtain any additional financing on terms favorable to us, if at all.

Early investors have a greater risk of loss than later investors.

We have not established any minimum number of shares we must sell in order to sell any shares. We plan to begin using proceeds from the sale of our common stock for the purposes set forth under “How We Plan To Use Proceeds from the Sale of Our Shares” as soon as received. Early investors will not know how many shares we will ultimately be able to sell, the amount of proceeds from sales and whether the proceeds will be sufficient for us to establish facilities and minimum operations described in this offering circular. Later investors will be able to evaluate the amount of proceeds we have raised prior to their investment, how we have actually used those proceeds and whether we are likely to establish appropriate facilities and operations needed to initiate sales of our insulin products.

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to and held in our corporate bank account if the Subscription Agreements are in good order and we accept the investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

The trading in our shares will be regulated by the Securities and Exchange Commission Rule 15G-9 which established the definition of a “Penny Stock.”

You have no assurance our common stock will trade at prices above historic levels and price needed to put it above the “penny stock” level, notwithstanding an offering price above that level. Based on the historic trading prices of our common stock and the market in which it trades, our shares are defined as a penny stock under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and rules of the SEC. The Exchange Act and penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $4,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 ($300,000 jointly with spouse), or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and must deliver certain disclosures required by the Commission. Consequently, the penny stock rules may make it difficult for you to resell any shares you may purchase.

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We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

Our offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our directors and executive officers, who will receive no commissions. There is no guarantee our directors and executive officers will be able to sell any of the shares. Unless they are successful in selling all of the shares we are offering, we may have to seek alternative financing to implement our business plan.

Dilution

The term ‘dilution’ refers to the reduction (as a percentage of the aggregate Shares outstanding) that occurs for any given share of stock when additional Shares are issued. If all of the Shares in this offering are fully subscribed and sold, the Shares offered herein will constitute approximately 50.3% of the total Shares of capital stock of the Company. The Company anticipates that subsequent to this offering the Company may require additional capital and such capital may take the form of Common Stock, other stock or securities or debt convertible into stock. Such future fund raising will further dilute the percentage ownership of the Shares sold herein in the Company.

If you invest in our Common Stock, your interest will be diluted immediately to the extent of the difference between the offering price per share of our Common Stock and the pro forma net tangible book value per share of our Common Stock after this offering. As of the date of this Offering, the net tangible book value of the Company was approximately $(1,438,195), based on 98,710,625 shares of Common Stock issued and outstanding as of the date of this Offering Circular, that equates to a net tangible book value of approximately $(0.0146) per share of Common Stock on a proforma basis. Net tangible book value per share consists of shareholders’ equity divided by the total number of shares of Common Stock outstanding. The pro forma net tangible book value, assuming full subscription in this Offering, would be $(0.0028) per share of Common Stock.

Thus, if the Offering is fully subscribed, the net tangible book value per share of Common Stock owned by our current shareholder will have immediately increased by approximately $(0.0118) without any additional investment on his part and the net tangible book value per share for new investors will be immediately diluted to $(0.0028) per share. These calculations do not include the costs of the offering, and such expenses will cause further dilution.

The following table illustrates this per share dilution:

Offering price per Share*	$0.02
Net Tangible Book Value per share before Offering (based on 98,710,625 shares)	$(0.0146)
Decrease in Net Tangible Book Value per share Attributable to shares Offered Hereby (based on 100,000,000 shares)	(0.0118)
Net Tangible Book Value per share after Offering (based on 100,000,000 shares)	$(0.0028)
Dilution of Net Tangible Book Value per share to Purchasers in this Offering	$(0.0172)

*Before deduction of offering expenses

How We Plan To Offer and Sell Our Shares

We are offering 100,000,000 shares of our common stock at a price of $0.02 per share, in a self-underwritten best-efforts public offering for gross proceeds of $2,000,000. Our directors and executive officers will offer and sell our shares and will not receive any commission or other compensation related to these activities. The offering will terminate one year from the date of this offering circular. You have no assurance we will be able sell any or all of the shares. We are not requiring ourselves to sell any minimum number of shares before we sell any shares.

Persons who decide to purchase our common stock will be required to complete a subscription agreement (attached at the end of this offering circular) and submit it to us at the address set forth in the subscription agreement together with a bank check for the subscription price payable to Clickstream Corporation or concurrently wire the subscription price to the bank account identified in the subscription agreement. We reserve the right to reject subscriptions for any reason. In the event we reject any subscription the associated funds will be promptly refunded to the subscriber without interest, offset or deduction.

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How We Plan To Use Proceeds from the Sale of Our Shares

We expect to receive net proceeds of $1,970,000 from the sale of our shares, if we sell the entire offering of 100,000,000 shares, after the payment of approximately $30,000 in offering expenses. The purposes to which we intend to apply the proceeds are set forth in the following table. The columns in the table indicate the level of proceeds applied to the individual line items in the table based on the number of shares in the total offering that we sell. You should note that the table is for illustrative purposes only and there is no minimum raise.

Use of Proceeds:	$1,000,000 Raise	Maximum Raise
Capital Raised	$1,000,000	$2,000,000
Less: Offering Costs	$30,000	$30,000
Net Offering Proceeds	$970,000	$1,970,000
Repayment of Notes	$330,000	$330,000
Outstanding Liabilities	$212,500	$470,000
Salary and Related Compensation	$120,000	$360,000
Application Development	$300,000	$300,000
Marketing Expenses	$—	$250,000
Cash Prizes for Game	$—	$200,000
Working Capital	$7,500	$60,000

We believe the net proceeds from the sale of all the shares we are offering, assuming all the shares are sold (of which you have no assurance), will be sufficient to fund our operations for approximately 12 months, assuming application of the proceeds as outlined above and assuming we do not earn revenues. If we generate revenues, of which you have no assurance, revenues will extend the period over which the net proceeds from the sale of the shares will sustain our operations. See, “Risk Factors”. Our Board of Directors reserves the right to reallocate the use of net proceeds, if, in our judgment, such reallocation will best serve our needs in meeting changes, developments and unforeseen delays and difficulties. Pending use, the net proceeds shall be invested in certificates of deposit, money market accounts, treasury bills, and similar short term, liquid investments with substantial safety of principal.

Description of Our Business

Our corporate history

We were incorporated in Nevada on September 30, 2005 and previously operated under the name of Peak Resource Incorporated. In August 2008, we changed our name to “Mine Clearing Corporation”. We had been operating as an exploration division in the mining sector until May 2014. On May 2, 2014, we acquired all of the shares of Clickstream Corporation, a Delaware Corporation. Subsequent to the acquisition, we have been operating as a data analytics tool developer and have sought to further develop and exploit our data analytics technology and proprietary algorithms.

The address of our executive offices is 1801 Century Park East, Suite 1201, Los Angeles, California 90067 and our telephone number is (310) 860-9975.

Overview

Over the last few years, there has been a substantial increase in the availability and quality of applications readily available from sources such as Google Play Store and Apple Play Store for various types of gaming. The initial objective of the Company is to leverage this availability and the increasing time spent by consumers to establish a platform offering core functionality in various verticals starting with games and contests, and then, depending on market conditions and availability of capital, to expand into other verticals such as data analytics, fantasy sports and online gaming.

Business Plan

We have executed an Application Development Agreement with InfinixSoft Global LLC. (“InfinixSoft”) to create a new iOS / Android Native app and web responsive site to allow users to connect with each other inside a unique social betting platform (“App”). We intend to complete and monetize the App with funds received from this Offering. The Platform will be social trivia, initially sports and other trivia contests leading to peer to peer betting intended for the casual and non-professional betting market. A landing page to promote the product will be included for desktop and mobile devices. InfinixSoft will publish the app in Apple Store / Google Play Store with developer accounts registered to the Company. The responsive website will be uploaded and deployed into an AWS Environment registered to the Company. The applications and responsive website will be fed by a Ruby on Rails backend with the according API. The API will be open to be used in other sports betting platforms. The app will be developed under the following considerations: Native iOS Swift 5.0 Language with Xcode Development Environment; Native JAVA with Android Studio for Android Devices with OS 6.0+; Ruby On Rails Backend + PostgreSQL + Rest API and HTML5 + CSS 3 + Bootstrap.

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Core Platform

The Mobile App. being developed by InfinixSoft, developer to over 650 mobile apps (See http://infinixsoft.com/#portfolio), will be a free to play gaming platform that caters to the causal user that will spend a few seconds to interact with a platform for free in order to win real money. Our primary target is not the sports betters or the fantasy players. We intend to target a demographic that is much more general and includes more of the female population and individuals who enjoy the low barrier to entry of entering a quick contest (short time investment) with the chance to win a prize (thrill of winning something for free). Initially, our games will be quick to play quiz type games that allows the user to get involved in around 20 seconds and then receive results from push notifications. Game types are set up dynamically with live game shows with Hosts 2 – 4 times per month.

We have executed a Game Show Host Agreement with Howie Schwab, “The Sultan of Sports Trivia”, best known as the sports trivia expert and final adversary on ESPN’s Stump the Schwab show. Schwab served as the editor-in-chief of College & Pro Football News Weekly in the mid-1980s before joining ESPN in 1987. By 1995, he was the coordinating producer for ESPN’s website www.espn.com. Beginning in 1998, Schwab served as a coordinating producer for ESPN’s studio production, which included duties on programs including SportsCenter and Outside the Lines. Schwab appeared on shows such as Outside the Lines and First Take and is most famous for his role on “Stump the Schwab” from July 2004 to September 2006. In 2014, Schwab joined Sports Jeopardy! as a consultant and writer (See https://en.wikipedia.org/wiki/Howie_Schwab).

We also have executed a Game Show Host Agreement with Brian Baldinger, currently in his 15th year with NFL Network as an analyst for their signature shows in addition to hosting Film Sessions and #BaldysBreakdowns, National NFL radio analyst for Compass Media Networks since 2009, National NFL analyst for Entercom Sports since 2019, College football analyst for Fox Sports since 2010, Owner of Football Stories the Magazine since 2004, Previously, FOX Sports NFL game analyst from 1998-2008 and worked with Joe Buck, Dick Stockton, Pat Summerall and Kenny Albert at various times. Baldinger is a regular contributor to NFL.com, played guard, center and tackle for the Dallas Cowboys, Indianapolis Colts, Buffalo Bills and Philadelphia Eagles. Baldinger is a former color commentator for NFL telecasts on Fox (See https://en.wikipedia.org/wiki/Brian_Baldinger). Because the format doesn’t change, we can run games nightly for NBA to NHL, NFL to individual events such as the Oscars, other awards shows, and new sporting events such as Soccer and NASCAR. Games and events shall be automated from the backend and launched automatically. Api’s shall be plugged in to track results in real time, and there shall be a manual option to allow custom events that can be run through the platform.

The platform for the App will be based upon winners winning cash money and prizes. The winnings will be top loaded and pay out a certain amount to the top 5 and a certain amount to the top 10 winners.

The initial monetization is intended for corporate sponsors to pay the winners. We intend to fund the first month of winners in order to attract enough users to get sponsors. After the first month, we believe we will have enough users to begin having sponsors pay the winners. For example, a pot for a single game might be around $25,000 to the winners. Sponsors would pay $30,000-$35,000. The benefit to the sponsor is getting unique user hits and eyeballs to their product/company from such games. Eventually the intent is for the platform to expand into affiliate sales of products and once the audience has grown large enough, peer to peer betting.

We plan to launch with a broad-based social marketing campaign to include paid advertising on key sites as well as strategically aligned influencers, partners and media. We have determined that the most cost-effective method for reaching our target market is through social channels such as Twitch, Instagram, Twitter and Facebook.

We also plan to have firms advertise on our site.

Infinixsoft will assist the Company in acquiring corporate sponsors, will operate and maintain the Application System through hosting of games, provide customer support and provide an internal messaging system whereas users can communicate with each other. The App being developed by Infinixsoft will be the exclusive worldwide sole property of the Company.

Our current timeline is to complete and beta test the initial platform and announce the launch of the first contest within 60 days of funding. In the next quarter, we intend to further develop the platform features, content and contests in conjunction with the widespread release of marketing campaigns. Thereafter our plan is to scale up our team, operations and marketing to support new features, products and contests.

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Employees

At the date of this offering circular, we have no full-time employees. Michael Handelman has been appointed our Chief Financial Officer on an independent contractor basis and Frank Magliochetti has been appointed our Chief Executive Officer on an independent contractor basis.

Litigation

We are not engaged in any litigation at the date of this offering circular. We may be engaged in litigation from time to time in the normal course of business, including claims for injury and damage alleged to be caused by use of our planned products.

Our Property

We do not own or lease any offices at this time other than a “virtual office” at the address set forth on the cover page of this offering circular. In the event we sell a sufficient number of shares of our common stock pursuant to this offering circular, we plan to lease general office space sufficient for our current needs and additional needs of additional personnel in the foreseeable future.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

We are in the process of building a game application (“app”) that operates through a web browser or offline on your computer, smartphone, tablet, smart TVs, smart watches and other electronic devices that target the underserved casual market. Our games will be free to enter with users winning cash prizes. Games will be based on real time sporting events, and results and winnings will happen in real time as well. Games initially are intended to be a game show type quiz format which allows users to participate in seconds and follow along with results by push notifications on their phones. Pots and winnings are intended to be paid out by sponsors who sponsor individual games. We intend to initially run 2-5 games daily. The platform will support both phone platforms and web and built dynamically so it can expand quickly.

Results of Operations—Comparison of the Years Ended September 30, 2019 and 2018

Revenue

We had no revenues from operations during either 2019 or 2018. We have focused our efforts on building our business model.

Operating Expense

Operating Expenses were $17,161 for the year ended September 30, 2019, compared to $548,743 for the year ended September 30, 2018. For the year ended September 30, 2018, we incurred $543,153 in consulting and professional fees. No such fees were incurred for the year ended September 30, 2019.

Other Expense

Other expense was $7,550 for the year ended September 30, 2019 and $112,200 for the year ended April 30, 2018. For the year ended September 30, 2018, we incurred $97,500 in financing cost. No such cost was incurred for the year ended September 30, 2019.

Net Loss

We had a net loss of $24,711 for the year ended September 30, 2019 compared to a net loss of $660,943 per share for the year ended September 30, 2019. The difference is attributable to the fees and costs for the year ended September 30, 2019 as discussed above.

Liquidity and Capital Resources

We have incurred negative cash flow from operations since our inception. As of December 31, 2019, we had cash of $1,500 and an accumulated deficit of $3,655,335. The Company’s negative operating cash flow since inception has been funded through affiliate and stockholder loans.

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The financial statements accompanying this Report have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of our business. As reflected in the accompanying financial statements, we had a net loss of $24,711 and no cash flow from operations for the year ended September 30, 2019, and a stockholder’s deficit of $1,438,195 as of December 31, 2019. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on the Company’s ability to raise additional funds and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

We will require substantial additional capital over the next several years in order to implement our business plan. We expect capital outlays and operating expenditures to increase as we expand our product offerings and marketing activities. Our business or operations may change in a manner that would consume available funds more rapidly than anticipated, and substantial additional funding may be required to maintain operations, fund expansion, develop new or enhanced products or services, acquire complementary products, businesses or technologies or otherwise respond to competitive pressures and opportunities.

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Our Management

Information about our directors and executive officers is set forth in the following table. The address of our directors and executive officers is our address. We do not have any employees, other than our directors and executive officers.

NAME	AGE	POSITION
Frank Magliochetti	62	Chairman and Chief Executive Officer
Michael Handelman	60	Chief Financial Officer, Secretary and Treasurer
Michael O’Hara	63	Director
Nicholas B. Panza	34	Director
Ryan Jay Smollar	33	Director

Our stockholders elect our directors. Our directors serve terms of one year and are generally elected at each annual stockholder meeting; provided, that you have no assurance we will hold a stockholders’ meeting annually. Each director will remain in office until his successor is elected and qualified, or his/her earlier resignation. We believe that Messrs. O’Hara, Panza and Smollar will be deemed independent directors using the definition of independence contained in the NASDAQ listing rules. Our executive officers are elected by the board of directors and their terms of office are at the discretion of the board of directors, subject to terms and conditions of their respective employment agreements, if any. We have the authority under Nevada law and our bylaws to indemnify our directors and officers against certain liabilities. We have been informed by the U.S. Securities and Exchange Commission that indemnification against violations of federal securities law is against public policy and therefore unenforceable.

The biographies of our officers and directors are as follows:

Frank Magliochetti - Chairman of the Board and Chief Executive Officer, obtained a B.S. in Pharmacy from Northeastern University and entered the Masters of Toxicology program where he worked on the effects of Valium and its metabolism while taking Tagamet for the condition of anxiety induced ulcers. Frank later received his MBA from The Sawyer School of Business at Suffolk University specializing in corporate finance, completed the Advanced Management Program at Harvard Business School and the General Management Program at Stanford Business School. Frank is finishing his PhD dissertation defense in Divinity from Northwestern Seminary. Frank is the Managing Partner for Parcae Capital Corp.

Michael J. O’Hara - Director, has been involved in the field of technology since 1978 with over 30 years of industry experience managing organizations small and large. Michael worked at Lockheed Martin from 2002 through 2014 serving as Systems Engineering Director for two major national defense satellite programs and prior to that as Program Director for a low earth orbit weather satellite system which supports our military and civilian weather predictions. Prior to Lockheed, Michael worked with tech start-ups, serving as Vice President of Business Development at eSat and Vice President of Technical Operations at NetCurrents. From 2000 to 2002. From 1984 through 2000 Michael was with Hughes Aircraft Company (now Boeing) in various technical and management positions. Michael’s final assignment at Hughes was as Chief Systems Engineer for a joint NOAA/NASA/DoD program. Michael holds a BS in Physics (Magna Cum Laude) from the University of Massachusetts, MS in Physics from the University of Illinois, and MS in Computer Science from the University of Illinois.

Nicholas B. Panza - Director, was appointed Director on December 24th, 2019. Nick was appointed Vice President of Operations for Stemsation International, Inc. on August 6, 2019, and as a director on October 22, 2019. In 2013, Nick started his first business, American Guard Systems, LLC, a home security company based in South Florida. Mr. Panza has also owned Interactive Marketing Partners, LLC, a marketing company, from 2014 to 2018.

Ryan Jay Smollar - Director, is a Florida Bar licensed attorney and the owner of Elder Law, P.A., a busy law firm based in Palm Beach County Florida. Additionally, Ryan owns and runs an escrow service also based in South Florida. Ryan has a bachelor’s degree from Florida State University and a Juris Doctorate’s degree from Saint Thomas University, School of Law.

Michael Handelman – Chief Financial Officer, has served as our Chief Financial Officer since October 2015. Mr. Handelman served as Chief Financial Officer to Lion Biotechnologies, Inc. from February 2011 until June 2015 and was a member of the Lion Bio Board of Directors from February 2013 until May 2013. Mr. Handelman served as the Chief Financial Officer and as a financial management consultant of Oxis International, Inc., a public company engaged in the research, development and commercialization of nutraceutical products, from August 2009 until October 2011. From November 2004 to July 2009, Mr. Handelman served as Chief Financial Officer and Chief Operating Officer of TechnoConcepts, Inc., formerly a public company engaged in designing, developing, manufacturing and marketing wireless communications semiconductors, or microchips. Prior thereto, Mr. Handelman served from October 2002 to October 2004 as Chief Financial Officer of Interglobal Waste Management, Inc., a manufacturing company, and from July 1996 to July 1999 as Vice President and Chief Financial Officer of Janex International, Inc., a children’s toy manufacturer. Mr. Handelman was also the Chief Financial Officer from 1993 to 1996 of the Los Angeles Kings, a National Hockey League franchise. Mr. Handelman is a certified public accountant and holds a degree in accounting from the City University of New York.

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Compensation of Directors and Executive Officers

We have not paid or accrued for compensation for any of our directors and executive officers during or with respect to 2019.

We do not compensate our directors for their services as directors.

Contracts with Directors and Officers

We currently have agreements dated as of December 24, 2019 with Frank Magliochetti, Nicholas Panza, Michael O’Hara, and Ryan Smollar our directors, pursuant to which each of them has agreed to serve as a director without compensation with respect to services performed as directors subject to our reimbursing them for reasonable out-of-pocket expense incurred in connection with the performance of their duties. The term as a director is until they are removed by our stockholders, they resign, or commit certain type of crimes.

We have entered into an Independent Contractor Agreement with Michael Handelman, effective February 1, 2020, to provide interim services as our Chief Financial Officer with monthly compensation of $2,500. The Agreement is on an at-will basis.

As of December 24, 2019, we had entered into a Consulting Agreement with Parcae Capital Corporation, a company affiliated with Frank Magliochetti, our Chairman of the Board and Chief Executive Officer,, pursuant to which Parcae has agreed to provide strategic and business development assistance to us for an initial period of three years for $5,000 per month commencing on the filing of this offering circular plus 10% of the net proceeds of revenues directly arranged by Parcae.

Who Owns Our Voting Stock

Our principal stockholders are set forth in the following table. These principal stockholders include:

●	each of our directors and executive officers,

●	our directors and executive officers as a group, and

●	others who we know own more than five percent of the voting power of our issued and outstanding equity securities.

We believe each of these persons has sole voting and investment power over the shares they own, unless otherwise noted. The address of our directors and executive officers is our address.

Name of Officer/Director and Control Person	Residential Address	Amount and Nature of Beneficial Ownership	Ownership Percentage of Class Outstanding(1)	Percentage of Voting Power(2)
5% or Greater Stockholders:
Laura Curwen	1101 Grandview Drive, Nashville, TN 37204	250,000 Preferred	6.25	5.0
Joseph Magliochetti	4734 Wildewood Dr., Delray Beach, FL 33445	250,000 Preferred	6.25	5.0
Holly Ruma	4734 Wildewood Dr., Delray Beach, FL 33445	250,000 Preferred	6.25	5.0
Olivia Savor	6958 Houlton Circle, Lake Worth, FL 33467	250,000 Preferred	6.25	5.0
Leonard Tucker, LLC.	20423 State Road 7 F6-123 Boca Raton, FL 33498	462,500 Preferred	11.56	9.2

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Irwin and Karen Meyer	2297 Waterby St. Westlake Village, CA 91351	400,000 Preferred; 5,891,609 Common	10.0 6.0	9.2
Alison Marcus	11500 Valentino Lane Las Vegas, NV 89138	300,000 Preferred; 3,140,000 Common	7.5 3.2	6.6
Patricia Meyer	2600 San Leandro Blvd. Apt 708 San Leandro, CA 94578	300,000 Preferred; 3,500,000 Common	7.5 3.5	6.7
Peter Aiello, Jr.	5210 Marmol Drive, Woodland Hills, CA 91364	231,250 Preferred	5.8	4.6
Christine Arenalla	3310 South Ocean Boulevard, Apt. 431-D; Highland Beach, FL 33487	231,250 Preferred; 2,000,000 Common	5.8 2.0	5.0
Fred & Jennifer Ciapetta	21 Apple Hill Drive, Cortland Manner, NY 10511	231,250 Preferred	5.8	4.6
Peter Aiello, Sr.(3)	3310 South Ocean Boulevard, Apt. 431-D Highland Beach, FL 33487	231,250 Preferred	5.8	4.6
Executive Officers and Directors:
Michael O’Hara	310 Bonnie Lane, Hollister, CA 95023	5,050,500 common	5.1	1.0
Michael Handelman	3210 Rickey Ct. Thousand Oaks, CA 91362	2,780,833 common	3.33	—
Frank Magliochetti	4734 Wildewood Dr., Delray Beach, FL 33445	1,500,000 Common	1.8	—
Panza Family Trust	1667 E. Classical Blvd. Delray Beach, FL 33445	462,500 Preferred	11.56	9.2
Ryan Smollar	807 ½ Kanuga Dr. West Palm Beach, FL 33401	100,000 Preferred	0.259	2.0
Total Officers and Directors, as a Group (5 persons)		7,631,333 Common; 562,500 Preferred	9.1 14.0	12.8

(1) Based on 98,710,625 shares of Common Stock and 4,000,000 shares of Series A Convertible Preferred Stock outstanding.

(2) Each share of Preferred Stock is entitled to vote on the basis of 100 times each share of Common Stock.

(3) Held through Capa Partners, Limited

Related Party Transactions

We have not engaged in any related party transactions during our two most recently completed fiscal years and the current fiscal year to date of this offering circular, except that we entered into a Consulting Agreement with Parcae Capital Corporation which is a company affiliated with Frank Magliochetti, our Chairman of the Board and Chief Executive Officer, pursuant to which Parcae has agreed to provide strategic and business development assistance for an initial period of three years for $5,000 per month commencing on the filing of this offering circular plus 10% of the net proceeds from revenues directly arranged by Parcae.

Description Of Our Capital Stock

The following description of our common stock is qualified in its entirety by reference to our Articles of Incorporation, as amended, our bylaws and Nevada corporation law. We are authorized to issue 2,000,000,000 shares of common stock and 10,000,000 shares of Preferred Stock. At the date of this offering circular, we have 98,710,625 shares of common stock and 4,000,000 shares of our Series A Convertible Preferred Stock issued and outstanding.

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Our shares of common stock:

●	have one vote per share on election of each director and other matters submitted to a vote of stockholders;

●	have equal rights with all holders of issued and outstanding common stock to receive dividends from funds legally available therefore, if any, when, as and if declared from time to time by the board of directors;

●	are entitled to share equally with all holders of issued and outstanding common stock in all of our assets remaining after payment of liabilities, upon liquidation, dissolution or winding up of our affairs;

●	do not have preemptive, subscription or conversion rights; and

●	do not have cumulative voting rights.

Our shares of Series A Preferred Stock:

●	have a conversion rate of 100 shares of Common Stock for each share of Preferred Stock;

●	shall be treated pari passu with Common Stock except that the dividend on each share of Preferred Stock shall be the amount of dividend declared and paid on each share of common stock multiplied by the Conversion rate;

●	shall be treated pari passu with Common Stock except that the payment on each share of Series A Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate;

●	shall vote on all matters as a class with the holders of Common Stock and each share of Series A Convertible Preferred Stock shall be entitled to the number of votes per share equal to the Conversion Rate;

●	shall automatically be converted into shares of common stock at its then effective Conversion Rate upon the earliest of:

a.	The closing of either a Form S-1 Registration or Form 1-A Offering under the Securities Act of 1933, as amended, covering the offer and sale to the public of Common Stock for the account of the Company with $2,000,000 in cash proceeds to the Company, net of underwriting discounts.
b.	The written consent of the holders of at least a majority of the then outstanding Series A Convertible Preferred Stock.
c.	January 1st, 2021.

●	Shall have anti-dilution rights (the “Anti-Dilution Rights”) during the Two-year period after the Series A Convertible Preferred converted into shares of Common Stock at its then effective conversion Rate. The anti-dilution rights shall be a pro-rata to the holder’s ownership of the Series A Convertible Preferred Stock. The company agrees to assure that the holders of the Series A Convertible Preferred Stock shall have and maintain at all times, full ratchet anti-dilution protection rights as to the total number of issued and outstanding shares of common stock and preferred stock of the Company from time to time, at the rate of 80%, calculated on a fully-diluted basis. In the event that the Company issues any shares of common stock, preferred stock or any security convertible into or exchangeable for common stock or preferred stock to any person or entity, the Company agrees to undertake all necessary measures as may be necessary or expedient to accommodate its performance under this Series A Convertible Preferred Stock Designation, including, without limitation, the amendment of its articles of incorporation to the extent necessary to provide for a sufficient number of shares of authorized common stock or preferred stock to be issued to Series A Convertible Preferred Stock holders so as to maintain in Series A Convertible Preferred Stock holders, a 80% interest in the common stock and preferred stock of the Company, calculated on a fully-diluted basis.

Our transfer agent is Transfer Online whose address is 512 SE Salmon Street, Portland, Oregon 97214, whose phone number is 503-227-2950.

Legal Matters

Certain legal matters with respect to the validity of the shares of common stock to be distributed pursuant to this offering circular will be passed upon for us by TroyGould PC, Los Angeles, California.

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Experts

We have not relied on any experts for audit of our financial statements.

Where You Can Find More Information About Us

We have filed a offering statement on Form 1-A under the Securities Act with the U.S. Securities and Exchange Commission for the common stock offered by this offering circular. This offering circular does not include all of the information contained in the offering statement. You should refer to the offering statement and our exhibits for additional information. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file certain reports and other information with the SEC for a period of time and may continue to voluntarily file such reports.

You can read our SEC filings, including the offering statement of which this offering circular is a part, and exhibits, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at our Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

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CLICKSTREAM CORP.
Condensed Consolidated Balance Sheets
(unaudited)
	September 30,	September 30,
	2019	2018
Assets:
Current assets
Cash and cash equivalents	$1,500	$—
Prepaid expenses	6,000	—
Total assets	$7,500	$—

Liabilities and Stockholders’ Deficit:

Current liabilities
Accounts payable and accrued expenses	205,772	190,356
Accounts payable - related parties	1,109,303	1,100,008
Notes payable	47,500	47,500
Advances from stockholders	17,488	17,488
Loan payable - shareholder	65,000	65,000
Total current liabilities	1,445,063	1,420,352

Commitments and Contingencies	—	—

Stockholders’ Deficit:
Preferred stock, par value $0.001, 5,000,000 shares authorized, 4,000,000 and 0 shares issued and outstanding as of September 30, 2019 and September 30, 2018, respectively	—	—
Common stock, par value $0.0001, 300,000,000 shares authorized and 83,438,231, shares issued and outstanding as of September 30, 2019 and September 30, 2018, respectively	8,344	8,344
Additional paid in capital	2,193,296	2,193,296
Accumulated deficit	(3,646,703)	(3,621,992)
Total stockholders’ deficit	(1,445,063)	(1,420,352)

Total liabilities and stockholders’ deficit	$—	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

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CLICKSTREAM CORP.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,	September 30,
	2019	2019
Assets:
Current assets
Cash and cash equivalents	$1,500	$—
Prepaid expenses	6,000	—
Total assets	$7,500	$—

Liabilities and Stockholders’ Deficit:

Current liabilities
Accounts payable and accrued expenses	206,404	205,772
Accounts payable - related parties	1,109,303	1,109,303
Notes payable	47,500	47,500
Advances from stockholders	17,488	17,488
Loan payable - shareholder	65,000	65,000
Total current liabilities	1,445,695	1,445,063

Commitments and Contingencies	—	—

Stockholders’ Deficit:
Preferred stock, par value $0.001, 10,000,000 shares authorized, 4,000,000 and 0 shares issued and outstanding as of December 31, 2019 and September 30, 2019, respectively	4,000	—
Common stock, par value $0.0001, 2,000,000,000 shares authorized and 83,438,231, shares issued and outstanding as of December 31, 2019 and September 30, 2019, respectively	8,344	8,344
Additional paid in capital	2,204,796	2,193,296
Accumulated deficit	(3,655,335)	(3,646,703)
Total stockholders’ deficit	(1,438,195)	(1,445,063)

Total liabilities and stockholders’ deficit	$7,500	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

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CLICKSTREAM CORP.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Years Ended
	September 30,
	2019	2018

Revenues	$—	$—

Operating Expenses:
Consulting and professional fees	—	543,153
General and administrative	17,161	5,590
Loss from Operations	17,161	548,743

Other (Income) Expense
Interest expense	7,550	7,550
Amortization of debt discount		7,150
Financing cost	—	97,500
Total Other (Income) Expense	7,550	112,200

Net Income (Loss)	$(24,711)	$(660,943)

Net income (loss) per share
Basic	$(0.00)	$(0.01)
Diluted	$(0.00)	$(0.01)

Weighted average common shares outstanding
Basic	83,438,231	81,609,464
Diluted	83,438,231	81,609,464

The accompanying notes are an integral part of these condensed consolidated financial statements.

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CLICKSTREAM CORP.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	December 31,
	2019	2018

Revenues	$—	$—

Operating Expenses:
Consulting and professional fees	5,500	—
General and administrative	1,250	2,313
Loss from Operations	6,750	2,313

Other (Income) Expense
Interest expense	1,882	1,882
Financing cost	—	—
Total Other (Income) Expense	1,882	1,882

Net Income (Loss)	$(8,632)	$(4,195)

Net income (loss) per share
Basic	$(0.00)	$(0.00)
Diluted	$(0.00)	$(0.00)

Weighted average common shares outstanding
Basic	83,438,231	83,438,231
Diluted	83,438,231	83,438,231

The accompanying notes are an integral part of these condensed consolidated financial statements.

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CLICKSTREAM CORP.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Years Ended
	September 30,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(24,711)	$(660,943)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount		7,150
Fair value of common shares issued for note payable extension		97,500
Changes in operating liabilities
Increase in accounts payable and accrued expenses	24,711	556,274
Net Cash Used in Operating Activities	—	(19)

Net (Decrease) Increase in Cash	—	(19)
Cash at Beginning of Period	—	19
Cash at End of Period	—	—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$—	$—
Income taxes paid	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
	$—	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

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Clickstream Corp.
Condensed Consolidated Statements of Stockholders' Deficit
(unaudited)

	Common Stock		Preferred Stock		Additional
	Shares		Shares		Paid in Capital	Accumulated Deficit	Total

Balance, September 30, 2019	83,438,231	$8,344	—	$—	$2,193,296	$(3,646,703)	$(1,445,063)

Issuance of Preferred Shares			4,000,000	4,000	11,500		15,500

Net Loss						(8,632)	(8,632)

Balance, December 31, 2019	83,438,231	$8,344	4,000,000	$4,000	$2,204,796	$(3,655,335)	$(1,438,195)

Balance, September 30, 2018	83,438,231	$8,344	—	$—	$2,193,296	$(3,621,992)	$(1,420,352)

Net Loss						(4,195)	(4,195)

Balance, December 31, 2018	83,438,231	$8,344	—	$—	$2,193,296	$(3,626,187)	$(1,424,547)

The accompanying notes are an integral part of these condensed consolidated financial statements.

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CLICKSTREAM CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended September 30, 2019 and 2018

Note 1 – Organization and Operations

History

The Company was incorporated in the state of Nevada on September 30, 2005 and previously operated under the name Peak Resources Incorporated. In August 2008, we changed our name to “Mine Clearing Corporation” (MCCO). The Company had been operating as an exploration division in the mining sector until May 2014.

On May 2, 2014, the Company acquired all of the outstanding shares of ClickStream Corporation, a Delaware corporation (“CS Delaware”), pursuant to a merger into a wholly-owned subsidiary of the Company. Subsequent to the merger, we have been operating as a data analytics tool developer and have sought to further develop and exploit our data analytics technology and proprietary algorithms.

Business Operations

ClickStream (OTC “CLIS”) is a technology-based data analytics company focused on the development of analytical tools for high volume data analysis and related internet trends and associations. We are currently developing a fantasy sports analytical service platform, DraftClick. DraftClick is designed to assist in the fantasy sport player’s ability to monitor changes in betting lines, breaking news releases, injury reports, real-time discussions in sports forums, fan sentiment, historical matchup data and other sources of data by incorporating all of this information into prediction results. These results will then be presented using a tailored version of DraftClick’s user interface which is being designed to enable seamless transition of player selections to fantasy game sites such as DraftKingsTM and FanDuelTM. We will use these algorithms to supplement the gaming platform.

Additionally, we intend to build a game application (“app”) that operates through a web browser or offline on your computer, smartphone, tablet, smart TVs, smart watches and other electronic devices that target the underserved casual market. Our games will be free to enter with users winning cash prizes. Games will be based on real time sporting events, and results and winnings will happen in real time as well. Games initially are intended to be a game show type quiz format which allows users to participate in seconds and follow along with results by push notifications on their phones. Pots and winnings are intended to be paid out by sponsors who sponsor individual games. We intend to initially run 2-5 games daily. The platform will support both phone platforms and web and built dynamically so it can expand quickly.

Note 2 – Basis of Presentation and Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of. As reflected in the accompanying financial statements, the Company has not yet generated any revenues, has incurred recurring net losses since inception and has a working capital deficiency. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from an inability of the Company to continue as a going concern.

We are an early-stage company with a limited operating history, which makes it difficult to evaluate our current business and future prospects. As a result, the Company has limited operating history upon which an evaluation of the ClickStream’s performance can be made. There have been no revenues generated from our business operations and we expect to incur further losses in the foreseeable future due to significant costs associated with our business development. There can be no assurance that our operations will ever generate sufficient revenues to fund our continuing operations, or that we will ever generate positive cash flow from our operations, or that we will attain or thereafter sustain profitability in any future period.

We will also attempt to raise additional debt and/or equity financing to fund operations and to provide additional working capital. There is no assurance that such financing will be available in the future or obtained in sufficient amounts necessary to meet the Company’s needs, that the Company will be able to achieve profitable operations or that the Company will be able to meet its future contractual obligations. Should management fail to obtain such financing, the Company may curtail its operations.

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Going Concern

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern, and which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in its financial statements, the Company had an accumulated deficit of $3,646,703 at September 30, 2019, incurred a net loss of $24,711, and has been unable to service debt as it becomes due. The accompanying financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from an inability of the Company to continue as a going concern.

As of September 30, 2019, the Company had cash of $0.

The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it establishes a revenue stream and becomes profitable. If the Company is unable to obtain adequate capital it could be forced to cease operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

In order to continue as a going concern, the Company will need to, among other things, raise additional capital, develop a reliable source of revenue, and achieve a profitable level of operations. Management’s plans to continue as a going concern include raising additional capital through borrowing and sales of our common stock and successfully implementing our business plan. However, management cannot provide any assurances that the Company will be successful in raising additional capital or successfully implementing any of its plans.

Note 3 – Summary of Significant Accounting Policies

Accounting Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions made in estimated useful lives of property and equipment, assumptions inherent in a purchase price allocation, accruals for potential liabilities, certain assumptions used in deriving the fair value of derivative liabilities, share-based compensation and beneficial conversion feature of notes payable, and realization of deferred tax assets.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for stock option and warrant grants issued and vesting to employees based on the authoritative guidance provided by the Financial Accounting Standards Board whereas the value of the award is measured on the date of grant and recognized over the vesting period. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the Financial Accounting Standards Board whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Non-employee stock-based compensation charges generally are amortized over the vesting period on a straight-line basis. In certain circumstances where there are no future performance requirements by the non-employee, option grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

The fair value of the Company’s common stock option and warrant grants is estimated using the Black-Scholes option pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the common stock options, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes option pricing model and based on actual experience. The assumptions used in the Black-Scholes option pricing model could materially affect compensation expense recorded in future periods.

Fair Value of Financial Instruments

The Company follows paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments and paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

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Level 1 Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3 Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s other financial assets and liabilities, such as accounts payable and accrued payables and notes and loan payable, approximate their fair values because of the short maturity of these instruments.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Net Income (Loss) Per Share

Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted-average number of common shares and the dilutive effect of contingent shares outstanding during the period. Potentially dilutive contingent shares, which primarily consist of convertible notes, stock issuable to the exercise of stock options and warrants have been excluded from the diluted loss per share calculation because their effect is anti-dilutive.

Segments

The Company determined its reporting units in accordance with ASC 280, “Segment Reporting” (“ASC 280”). Management evaluates a reporting unit by first identifying its’ operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated.

Management has determined that the Company has one consolidated operating segment. The Company’s reporting segment reflects the manner in which its chief operating decision maker reviews results and allocates resources. The Company’s reporting segment meets the definition of an operating segment and does not include the aggregation of multiple operating segments.

Recently Adopted Accounting Pronouncements

Prior to January 1, 2019, the Company accounted for leases under ASC 840, Accounting for Leases. Effective January 1, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. The Company adopted ASC 842 using a modified retrospective approach. The Company’s has no lease obligations through September 30, 2019, or under existing leases whose lease term will expire during the year ending December 31, 2019. As such, there was no cumulative effect of the adoption of this standard and was no cumulative-effect adjustment to retained earnings is necessary.

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Recently Issued Accounting Pronouncements

Recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission are not believed by management to have a material impact on the Company’s present or future financial statements.

Note 4 – Notes payable

On June 20, 2016, the Company issued a promissory note with Jeff Ransom for $10,000 in exchange for cash. The note is unsecured and bears interest at 8% per annum and was due in September 2016.

On December 12, 2016 the Company issued a promissory note with Corram Holdings, LLC for $7,500 in exchange for cash. The note is unsecured and bears interest at 10% per annum and was due in March, 2017.

On June 14, 2017, the Company issued a promissory notes with Brian Swan and Fredrick Wiener for $30,000 in exchange for cash. The note is unsecured and bears interest at in January 2018. As part of the note issuance, the Company issued 1 million shares of its common stock with a fair value of $8,000 as an inducement to the note holders. The Company accounted the fair value as a debt discount and amortized it over the term of the note.

As of June 30, 2019, total outstanding balance of notes payable amounted to $47,500 and accrued interest of $18,310.

Note 5 – Loan Payable - shareholder

On September 17, 2014, the Company issued a promissory note to Richard Wachtell for $45,000. The note is unsecured and is due within ten days upon on the completion of an initial financing by the Company which is expected to be completed in first quarter of calendar 2020. In addition, Mr. Wachtell advanced an additional $20,000 to the Company. This advance is also unsecured and is due within ten days upon on the completion of an initial financing by the Company.

Note 6 – Stockholders’ Equity (Deficit)

Common Stock

Issuance of Common Stock for note payable extension

During the period ended September 30, 2018 the Company issued 2,500,000 shares of common stock to a holder of a note payable and accrued interest as a fee for extending the maturity date of the note payable. These shares were valued at $97,500.

Note 7– Commitments and Contingencies

Prior to January 1, 2019, the Company accounted for leases under ASC 840, Accounting for Leases. Effective January 1, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. The Company adopted ASC 842 using a modified retrospective approach. The Company’s has no lease obligations through September 30, 2019. As such, there was no cumulative effect of the adoption of this standard and was no cumulative-effect adjustment to retained earnings is necessary. Going forward for all new leases, lease assets will be presented as operating lease right-of-use assets and the related liabilities are presented as lease liabilities in our consolidated balance sheets.

We are involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. Legal proceeding that is currently pending is as follows:

a.       The holder of two promissory notes of the Company in the principal amounts of $10,000 issued in June 2016 (see Note 4) and $7,500 issued in December 2016, respectively, has demanded payment, together with interest at the rate of 8% per annum from June 20, 2016 and 10% per annum from December 16, 2016, respectively, in each case together with costs of collection. The holder has not commenced or threatened litigation. The Company intends to pay these notes upon completion of a pending financing.

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Note 8 – Subsequent Events

Pursuant to FASB ASC 855, Management has evaluated all events and transactions that occurred from September 30, 2018 through the date of issuance of these financial statements.

Increase of Authorized Common Stock and Designation of Preferred Stock

On December 24, 2019, the Company’s board of directors and stockholders approved for the Company to file a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada, to amend the Articles of Incorporation to increase the authorized capital to 2,010,000,000 shares with 10,000,000 shares designated as preferred stock, par value $0.001 per share, and 2,000,000,000 shares designated as common stock, par value $0.0001 per share.

The Company then designated Four Million (4,000,000) shares of the authorized and unissued Preferred Stock of the Corporation as “Series A Convertible Preferred Stock”.

Consulting Agreements

Effective December 24, 2019, the Company entered into a consulting agreement with Leonard Tucker, LLC. whereby Consultant shall provide strategic and business development ideas. As full consideration for the Services provided and to be provided by Consultant hereunder , the Company shall compensate Consultant (A) 1,000,000 shares of Company Series A Convertible Preferred Stock at .001 per share with a value of $1,000 upon execution of this Agreement (B) $ 37,500 upon significant reduction of outstanding liabilities and (C) $5,000 per month commencing upon filing of a Regulation A Offering Statement under the Securities Act of 1933. The term of this agreement is three years.

Effective December 24, 2019, the Company entered into a consulting agreement with Capa Partners, LTD. whereby Consultant shall provide strategic and business development ideas. As full consideration for the Services provided and to be provided by Consultant hereunder , the Company shall compensate Consultant (A) 1,000,000 shares of Company Series A Convertible Preferred Stock at .001 per share with a value of $1,000 upon execution of this Agreement (B) $ 37,500 upon significant reduction of outstanding liabilities and (C) $5,000 per month commencing upon filing of a Regulation A Offering Statement under the Securities Act of 1933. The term of this agreement is three years.

Effective December 24, 2019, the Company entered into a consulting agreement with Irwin Meyer whereby Consultant shall provide strategic and business development ideas. As full consideration for the Services provided and to be provided by Consultant hereunder , the Company shall compensate Consultant (A) 1,000,000 shares of Company Series A Convertible Preferred Stock at .001 per share with a value of $1,000 upon execution of this Agreement (B) $5,000 per month commencing upon filing of a Regulation A Offering Statement under the Securities Act of 1933. The term of this agreement is three years.

Effective December 24, 2019, the Company entered into a consulting agreement with Parcae Capital Corp. whereby Consultant shall provide strategic and business development ideas. As full consideration for the Services provided and to be provided by Consultant hereunder , the Company shall compensate Consultant $5,000 per month commencing upon filing of a Regulation A Offering Statement under the Securities Act of 1933. The term of this agreement is three years.

Issuances of Shares

Preferred Shares:

Issuance of 4,000,000 shares of Series A Convertible Preferred Stock, par value $.001 with a fair value of $4,000 for cash and services provided.

Common Shares:

Issuance of 15,272,394 shares of common stock, par value of $.0001 with a fair value of $379,230 as settlement of advances, accrued expenses and accounts payable.

Settlement Agreements

The Company entered into a Settlement Agreement and General Release on December 24 2019 with Jeff Ramson (Creditor) whereby Mr. Ramson releases and forever discharges the Company of all claims and causes of action of every kind which Creditor has, or has ever had, or may in the future have relating in any manner against Debtor in the amount of $ 10,000.

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The Company entered into a Settlement Agreement and General Release on December 24 2019 with Corram Holdings, LTD (Creditor) whereby Corram releases and forever discharges the Company of all claims and causes of action of every kind which Creditor has, or has ever had, or may in the future have relating in any manner against Debtor in the amount of $ 7,500.

The Company entered into a Settlement Agreement and General Release on December 24 2019 with Parcae Capital Corp. (Creditor) whereby Parcae releases and forever discharges the Company of all claims and causes of action of every kind which Creditor has, or has ever had, or may in the future have relating in any manner against Debtor in the amount of $ 35,000.

The Company entered into a Settlement Agreement and General Release on December 24 2019 with Michael Handelman (Creditor) whereby Mr. Handelman releases and forever discharges the Company of all claims and causes of action of every kind which Creditor has, or has ever had, or may in the future have relating in any manner against Debtor in the amount of $ 25,000.

The Company entered into a Settlement Agreement and General Release on December 24 2019 with Irwin Meyer (Creditor) whereby Mr. Meyer releases and forever discharges the Company of all claims and causes of action of every kind which Creditor has, or has ever had, or may in the future have relating in any manner against Debtor in the amount of $ 40,000.

The Company entered into a Settlement Agreement and General Release on December 24 2019 with David Kagel (Creditor) whereby Mr. Kagel releases and forever discharges the Company of all claims and causes of action of every kind which Creditor has, or has ever had, or may in the future have relating in any manner against Debtor in the amount of $ 7,998.

The Company entered into a Settlement Agreement and General Release on December 24 2019 with Brian Swan/Fredrick Wiener (Creditor) whereby Mssrs.Swan/Fredrick releases and forever discharges the Company of all claims and causes of action of every kind which Creditor has, or has ever had, or may in the future have relating in any manner against Debtor in the amount of $ 30,000.

The Company entered into a Settlement Agreement and General Release on December 24 2019 with Richard Wachtell (Creditor) whereby Mr. Wachtell releases and forever discharges the Company of all claims and causes of action of every kind which Creditor has, or has ever had, or may in the future have relating in any manner against Debtor in the amount of $ 65,000.

The Company entered into a Settlement Agreement and General Release on January 8, 2020 with Troy Gould (Creditor) whereby Troy Gould releases and forever discharges the Company of all claims and causes of action of every kind which Creditor has, or has ever had, or may in the future have relating in any manner against Debtor in the amount of $ 91,292.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective December 24, 2019, the Board of Directors elected Nicholas Panza, Ryan Smollar and Frank Magliochetti to serve as Directors of the Company. On the same date, Michael Levy resigned as Director and Frank Magliochetti was appointed Chairman of the Board of Directors and Chief Executive Officer of the Company.

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PART III—EXHIBITS

Item 16.	Index to Exhibits

2.1	Articles of Incorporation
2.2	Agreement and Plan of Merger
2.3	Bylaws
2.4	Articles of Amendment (Series A Convertible Preferred Stock)
4.1	Form of Subscription Agreement
6.1	Application Development Agreement dated March 20, 2020 between the Company and InfinixSoft
6.2	Director Agreement between the Company and Michael O’Hara
6.3	Director Agreement between the Company and Frank Magliochetti
6.4	Director Agreement between the Company and Nicholas Panza
6.5	Director Agreement between the Company and Ryan Smollar
6.6	Independent Contractor Agreement dated as of February 1, 2020 between the Company and Michael Handelman
6.7	Consulting Agreement dated December 24, 2019 between the Company and Parcae Capital Corporation
6.8	Consulting Agreement dated December 24, 2019 between the Company and Leonard Tucker, LLC
6.9	Consulting Agreement dated December 24, 2019 between the Company and Capa Partners, Ltd
6.10	Consulting Agreement dated December 24, 2019 between the Company and Irwin Meyer
6.11	Game Show Host Agreement dated March 25, 2020 between the Company and Howie Schwab
6.12	Game Show Host Agreement dated March 25, 2020 between the Company and Brian Baldinger
11	Consent of counsel (included in Exhibit 12)
12.1	Opinion re: legality

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on March 30, 2020.

CLICKSTREAM CORPORATION

By:	/s/ FRANK MAGLIOCHETTI
Frank Magliochetti, Principal Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Frank Magliochetti		March 30, 2020
Frank Magliochetti	Director, Chief Executive Officer

/s/ Michael Handelman		March 30, 2020
Michael Handelman	Chief Financial Officer

/s/ Michael J. O’Hara		March 30, 2020
Michael J. O’Hara	Director

/s/ Nicholas Panza		March 30, 2020
Nicholas Panza	Director

/s/ Ryan Jay Smollar		March 30, 2020
Ryan Jay Smollar	Director

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